Exhibit 10.15

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MARKETING AND EXCLUSIVITY CONTRACT FOR BIODIESEL

This Marketing and Exclusivity Contract for Biodiesel (the “Contract”) is made this 15th day of June, 2007, by and between CONSTELLATION ENERGY COMMODITIES GROUP, INC., with a principal place of business and mailing address at 111 Market Place, Suite 500, Baltimore MD 21202 (“Constellation”), and IMPERIUM SERVICES LLC, a Washington limited liability company and subsidiary of Imperium Renewables, Inc. (“Seller”, and together with Constellation, the “Parties” and each a “Party”), with a principal place of business and mailing address at 1418 Third Avenue, Suite 300, Seattle, Washington 98101.

WHEREAS, Constellation and its Affiliates are in the business of generation, transmission and distribution of electrical power in the Northeastern and Mid-Atlantic regions of the United States; and

WHEREAS, Constellation has certain fuel supply requirements needed for such generating facilities and wishes to commit a portion of its supply to alternative energy sources including Biodiesel; and

WHEREAS, Seller is a supplier of Biodiesel with facilities and transportation capabilities necessary to supply and deliver to the Facilities (as defined below); and

WHEREAS, Constellation is willing to assist Seller in developing Biodiesel sales to electrical power generation facilities in the Northeastern and Mid-Atlantic regions of the United States under the terms and conditions set forth hereinafter.

NOW, THEREFORE, it is mutually agreed by the Parties hereto as follows:

ARTICLE I.

DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Contract.

1.1	“Affiliate” means, in relation to any period, any entity controlled, directly or indirectly by the person, any entity that controls, directly or indirectly, the person, or any entity directly or indirectly under common control with the person. For this purpose “control” of any person means ownership of a majority of the voting power of the entity or person.

1.2	“Biodiesel” means fuel that conforms to the Specifications and required feedstock.

1.3	“Business Day” means a day (other than Saturday and Sunday) on which the clearing banks in New York are open for general business and ending at 5.00pm Eastern Standard Time.

1.4	“Confirmation” means, in respect of each Transaction, the document of that name in the form of Exhibit B signed by Constellation or a third party and the Seller and containing details of such Transaction with such amendments as the parties shall agree or a test burn agreement signed by Constellation or a third party and the Seller containing details of such Transaction.

1.5	“Defaulting Party” has the meaning set forth in Section 9.1.

1.6	“Effective Date” has the meaning set forth in Section 2.6.

1.7	“Event of Default” has the meaning set forth in a Confirmation to which Constellation and the Seller are a party.

1.8	“Exclusivity Conditions” has the meaning set forth in Section 2.5.

1.9	“Exclusivity Period” has the meaning set forth in Section 2.4.

1.10	“Extended Term” has the meaning set forth in Section 2.1.

1.11	“Facilities” means the electric power generation facilities set forth in Exhibit A and as notified by Constellation to the Seller from time to time. These facilities shall include Constellation’s and its Affiliates’ power generation facilities, toll producers for Constellation and any other power generation facility, in each case for which Constellation sells to or procures Biodiesel.

1.12	“Fair Market Price” means a price representing the best available offer price to supply Biodiesel. This price shall be determined by reference to (i) respected third party sources for fuel price information for Biodiesel including the Oil Price Information Service plus applicable transportation or other basis costs; (ii) contracts for Biodiesel offered on public exchanges such as the Chicago Board of Trade plus applicable transportation or other basis costs; and (iii) all available offers for Biodiesel and delivered to the same part of the Region over the same time period. Seller’s price of Biodiesel to Constellation shall be no less favorable than the price that the Seller charges for Biodiesel to other commercial purchasers.

1.13	“Fuel Schedule” has the meaning set forth in Section 3.1(a).

1.14	“Gallon” means a United States liquid gallon of 231 cubic inches.

1.15	“Marketing Period” has the meaning set forth in Section 2.2.

1.16	“Non-Defaulting Party” has the meaning set forth in Section 9.1.

1.17	“Original Term” has the meaning set forth in Section 2.1.

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.18	“Region” means the following states and the District of Columbia: [****].

1.19	“Services” has the meaning set forth in Section 2.2.

1.20	“Specification” means the ASTM 6751 specification for B100 biodiesel or such other specification for biodiesel as may be produced by the Seller and tested and approved by, or otherwise acceptable to, the power generation facility to consume such biodiesel from time to time.

1.21	“Term” has the meaning set forth in Section 2.1.

1.22	“Transacted Volume” means the aggregate quantity of Biodiesel in a calendar year that (a) Constellation and its Affiliates contract to purchase from the Seller for delivery in such calendar year, and/or (b) the Seller contracts to deliver in the Region in such calendar year for which Constellation has provided Services. For the avoidance of doubt, (a) the quantity of Biodiesel deliverable in such calendar year shall be included in the Transacted Volume if it was contracted for in previous calendar years; and (b) the quantity of Biodiesel the Seller contracts to deliver in the Region in such calendar year shall be included in the Transacted Volume if Constellation has provided Services in previous calendar years.

1.23	“Transaction” means the agreement set forth in a Confirmation made between Constellation or a third party and the Seller for the sale and purchase of Biodiesel (as specified in the relevant Confirmation).

ARTICLE II – TERM

2.1 Original Term and Extended Terms. The term of this Contract (“Term”) shall commence on the Effective Date and shall expire the later of (a) on June 15, 2010 (the “Original Term”) or (b) if Constellation has met the Exclusivity Condition for 2010, on June 15, 2012 (“Extended Term”).

2.2 Marketing Period. During any period which is not an Exclusivity Period during the Term (the “Marketing Period”), or as otherwise provided hereunder, Constellation agrees to provide the following services to Seller (the “Services”):

2.2.1	Developing and maintaining commercial relationships with key regulated and wholesale power generation facilities in the Region to facilitate the sale of Biodiesel;

2.2.2	Structuring and negotiating Confirmations for the sale of Biodiesel to such power generation facilities; and

2.2.3	Providing any other services as may be mutually agreed to in writing by the Seller and Constellation.

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.3 Imperium Supply Exclusivity. Seller will be the exclusive source of Biodiesel in the Region for any power generation facility owned by Constellation or its Affiliate during the Term, provided that, if:

(a) Constellation presents definitive written proof that the Seller is not offering Biodiesel to Constellation or its Affiliate at a Fair Market Price, and the Seller refuses to sell Biodiesel to Constellation or its Affiliate at such Fair Market Price; or

(b) the Seller cannot provide customary credit assurance in favor of Constellation or its Affiliate in connection with the Biodiesel sale, in the reasonable opinion of Constellation or its Affiliate; or

(c) the Seller is unable to physically supply Biodiesel according to the requested Specification and/or the full requested quantity and/or requested delivery date, each in the reasonable opinion of Constellation or its Affiliate; or

(d) Seller has not obtained direct supply from a production facility or facilities within the Region of a minimum of 100 million Gallons per year of Biodiesel by December 31, 2008, unless extended by agreement of the Parties, then Constellation may use an alternate supplier of Biodiesel for any power generation facility owned by Constellation or its Affiliate.

2.4 Exclusivity Period. If the Exclusivity Conditions for a calendar year are satisfied, Constellation shall have the exclusive right, but not the obligation, to (a) supply any power generation facility in the Region with Biodiesel, and purchase any such Biodiesel requirements from the Seller at the Fair Market Price, or (b) to elect for Seller to contract directly with a power generation facility in the Region for any such Biodiesel, Constellation shall provide Services with respect to such transaction and the volume transacted shall satisfy subsection (b) of the definition of Transacted Volume, in each case from the date such Exclusivity Conditions for the calendar year was satisfied to and including December 31 of the year immediately following the year for which such Exclusivity Condition was satisfied (the “Exclusivity Period”). Constellation shall promptly and from time to time update the list of Facilities to facilitate the Seller’s supply planning process when Constellation, in its reasonable judgment, anticipates a Facility will purchase Biodiesel. If a power generation facility in the Region contacts the Seller to request biodiesel pricing or supply, the Seller shall inform the facility’s representative that the Seller is under a contractual obligation to supply the power generation facility through Constellation.

2.5 Minimum Quantities Required to Maintain Regional Exclusivity. Clause 2.4 shall apply if the Transacted Volume is equal to or exceeds: [****] Gallons in 2008; [****] Gallons in 2009; or [****] Gallons in 2010 (each an “Exclusivity Condition”). No later than August 1, 2010, the Parties shall confer and agree upon Exclusivity Conditions for 2011 and 2012.

2.6 Further Assurances. The parties shall negotiate in good faith to (a) further develop the form of Confirmation including, without limitation, sampling, analysis and rejection

*** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

provisions, (b) minimize costs incurred by each Party in connection with this Contract and (c) implement the terms of this Contract.

2.7 Effective Date. This Contract shall become effective (the “Effective Date”) upon the date this Contract is signed by both Parties. Except for confidentiality obligations hereunder, neither Party shall have any binding obligations under this Contract until the Effective Date.

ARTICLE III – QUANTITY

3.1 Quantity of Biodiesel To Be Supplied/Delivered. Constellation shall deliver to Seller, no later than December 31, 2007 and thereafter one (1) month before the beginning of each subsequent calendar quarter during the Term of this Contract, a schedule estimating the quantity and delivery dates for Biodiesel to be delivered to Constellation in accordance with Sections 2.3 and/or 2.4 of this Contract for the next calendar quarter, if any (the “Fuel Schedule”). Constellation agrees to provide Seller with sixty (60) days advance notice, if practicable, of any demand changes in excess of 110% of the current Fuel Schedule.

ARTICLE IV – QUALITY

4.1 Remedies. If a quality problem has occurred or may occur, both Seller and Constellation shall work in good faith to minimize the impact of any such quality problem. At Constellation’s sole discretion, such efforts may include a Specification waiver.

4.2 Subcontractors: Constellation shall have the right to approve or reject subcontractors used by Seller for reasons of quality, safety, punctuality or reliability. Such rejections shall be for reasonable cause only.

ARTICLE V – CREDITS

5.1 Credit for Power Generation Sales. For the Term, Constellation shall earn $[****] per Gallon of the Transacted Volume to be credited against sales to Constellation of Biodiesel. Seller shall provide a report to Constellation no less frequently than once per calendar quarter detailing the credits earned under this Section 5.1. Constellation shall have the ability to audit Seller’s records upon reasonable prior notice to Seller for purposes of confirming the amount of credits earned by Constellation. Constellation may request payment in cash in lieu of a credit against sales to be paid by the Seller to Constellation no later than the 20th Business Day following the calendar month in which the Transacted Volume was delivered. Constellation shall not be restricted from marketing Biodiesel outside of the Region; however no credit will be earned for such sales.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it has the corporate powers to execute and enter into this Contract; (b) it has taken all corporate action necessary to be duly authorized to enter into and perform this Contract, including adoption of all necessary resolutions of its governing body at a duly noticed and convened meeting thereof or by unanimous consent in the manner required pursuant to its governing documents and applicable law for the purposes of all matters herein; and (c) it has duly executed and delivered this Contract; and (d) this Contract constitutes the valid, legally binding obligation of such Party, enforceable by its terms except as limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE VII – PAYMENT NETTING AND SET OFF

7.1 Set Off. In the event of the occurrence of an Early Termination Date, the Termination Amounts (each such term as defined in the relevant Confirmation to which Constellation and the Seller are a Party) shall be set off against any other amount owing by a Party (including any amount due and payable before the Early Termination Date but remaining unpaid) under this Contract, any Confirmation or any other agreement between the Parties, provided that if an obligation is unascertained, the Party by whom the larger aggregate amount is payable may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other when the obligation is ascertained.

ARTICLE VIII – INDEMNITY

8.1 Seller’s Indemnity. To the fullest extent permitted by applicable law, Seller shall forever indemnify, defend and hold harmless Constellation, its parents, Affiliates, directors, officers, employees, agents (including but not limited to Affiliates and contractors and their employees), successors and assigns, from and against all liabilities, losses, penalties, claims, demands, judgments, actions, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation), and proceedings of any nature whatsoever, based upon or arising out of damage to property or injuries to persons (including death) including, without limitation, the Seller’s employees or any subcontractor’s employees, fines or penalties or other tortious acts (collectively, for purposes of this Section 8.1, “Injury” or “Damage”), in connection with Seller’s performance or failure to perform its obligations under this Contract and/or in connection with the Services or the sale of Biodiesel in accordance with Section 2.4 and/or 2.5 of this Agreement including, without limitation, to the extent that they arise out of, are incident to or result directly or indirectly from (a) biodiesel which does not meet the Specification or is contaminated; (b) operation of any motor vehicle or pipeline used in the delivery of Biodiesel and owned or hired by Seller, its agents or contractors; (c) the performance of any Transaction or any activities of the Seller’s personnel on the premises of, or in connection with any property of, the buyer or its Affiliates, including, without limitation Seller’s performance or failure to perform its obligations under such Confirmation or this Contract; (d) any claim that the supply or use of Seller’s Biodiesel infringes, or is alleged to infringe, any patents or inventions, copyrights, trade secrets, trademarks, or any other intellectual property or proprietary rights of any third party; or (e) any release or spill of Seller’s Biodiesel onto any property other than to the extent such release or spill is caused by a failure of Constellation’s connection facilities; except to the extent that such Injury or Damage is directly attributable to the gross negligence or willful misconduct of Constellation, its parents, Affiliates, directors, officers, employees, agents (including but not limited to Affiliates and contractors and their employees).

8.2 Constellation’s Indemnity. To the fullest extent permitted by applicable law, Constellation shall forever indemnify, defend and hold harmless Seller, its directors, officers, employees, agents (including but not limited to Affiliates and contractors and their employees), successors and assigns, from and against all liabilities, losses, penalties, claims, demands, judgments, actions, costs and expenses (including reasonable attorneys’ fees and costs of litigation), and proceedings of any nature whatsoever, based upon or arising out of damage to property or injuries to persons (including death), fines or penalties or other tortious acts (collectively, for purposes of this Section 8.2, “Injury or Damage”), to the extent that they arise out of, are incident to or result directly or indirectly from (a) alteration or modification of the Biodiesel by Constellation following delivery and acceptance by Constellation; (b) operation of any equipment used following the delivery of Biodiesel to Constellation and owned or hired by Constellation, its agents or contractors; or (c) Constellation’s performance or failure to perform its obligations under this Contract; except to the extent that such Injury or Damage is directly attributable to the gross negligence or willful misconduct of Seller, its directors, officers, employees, agents (including but not limited to Affiliates and contractors and their employees).

ARTICLE IX – DEFAULT

9.1 Default. Breach by Seller of any of its representations and warranties in this Contract or failure of either Party to promptly perform any obligation under this Contract or the occurrence and continuance of an Event of Default shall constitute a default. If Constellation or Seller considers the other Party (the “Defaulting Party”) to be in default, such Party (the “Non-Defaulting Party”) shall give the Defaulting Party prompt notice thereof, describing the particulars of such default. If no Event of Default has occurred and is continuing under a Confirmation, the Defaulting Party shall thereafter have thirty (30) days from the receipt of said notice in which to remedy such default. If the default is not cured, or if an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without prejudice to any other right or remedy of such Party in respect of such default, immediately terminate its obligations under this Contract by written notice to the Defaulting Party. Any termination shall be without prejudice to accrued rights, including without limitation the right of either Party to damages arising from such breach or prior breaches hereof. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another. The prevailing Party in any action shall be entitled to recover its reasonable attorneys’ fees and costs from the other Party.

9.2 Consequential Damages. A PARTY SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND, ARISING OUT OF OR IN CONNECTION WITH THIS CONTRACT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR

ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X – NOTICE

10.1 Notices. Except as otherwise expressly provided in this Contract, all notices shall be given in writing, by facsimile, telex or first class mail, postage prepaid, to the following addresses, or such other address as the Parties may designate by notice:

CONSTELLATION ENERGY COMMODITIES GROUP INC. Attn: 111 Market Place Suite 500 Baltimore MD 21202 Facsimile:	IMPERIUM SERVICES LLC Attn: General Counsel 1418 Third Avenue, Suite 300 Seattle, WA 98101 Facsimile: 206.254.0204

Notice shall be deemed to have been delivered upon the earlier to occur of actual receipt or two Business Days after sending.

ARTICLE XI – GENERAL PROVISIONS

11.1 Waiver and Severability. If any section or provision of this Contract or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable or invalid, the remaining terms, provisions, rights and obligations of this Contract shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any default under this Contract operate as a waiver of any further default.

11.2 Assignment. This Contract shall extend to and be binding upon the successors and assigns of Constellation and Seller, provided, however, that no assignments of this Contract, including those hereafter acquired or resulting from mergers or sale, shall be made by Constellation or Seller without the prior written consent of the other Party. Such consent shall not be unreasonably withheld.

11.3 Conflicts of Interest. Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither Party nor any director, employee or agent of a Party shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Party nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any Affiliate), unless such person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

11.4 Confidentiality. (a) No Party (the “Obligor”) shall at any time, whether before or after the expiry or earlier termination of this Contract, divulge or suffer or permit its officers, employees, agents or contractors to divulge or suffer or permit its officers, employees, agents or contractors to divulge to any person any of the contents of this Contract or any commercially confidential information relating thereto disclosed by the other Party (the “Obligee”) pursuant to this Contract or in the course of negotiating this Contract or a Transaction or otherwise concerning the operations, contracts, commercial or financial arrangements or affairs of the Obligee except:

(i) in the circumstances set out in Clause 11.4(b) below;

(ii) to the extent otherwise expressly permitted by this Contract;

(iii) with the prior written consent of the Obligee; or

(iv) to the Obligor’s Affiliates, provided that the Obligor shall be responsible for any breach of the terms of this Clause 11.4 by its Affiliate.

(b) The restrictions imposed by Clause 11.4(a) above shall not apply to the disclosure of information:

(i) which now or hereafter comes in to the public domain otherwise than as a result of a breach of an undertaking of confidentiality or which is obtainable with no more than reasonable diligence from sources other than the Obligee;

(ii) which is required to be disclosed by any requirement of law or pursuant to the rules and regulations of any regulatory authority or in compliance with the conditions of any license with which the Obligor is required to comply;

(iii) which is required to be disclosed by the regulations of any recognized exchange upon which the share capital of the Obligor (or any parent of the Obligor) is or is proposed to be from time to time listed or dealt in, save that a Party shall seek measures to preserve confidentiality to the extent feasible;

(iv) to a court, arbitrator or administrative tribunal or an expert in the course of proceedings before it to which the Obligor is a party;

(v) which is furnished to the employees, directors, Affiliates, agents, proposed assignees or transferees, consultants and/or professional advisers of the Obligor to the extent that disclosure is reasonably necessary or desirable for the purposes of this Contract or a Transaction;

(vi) which is furnished to banks, financiers or insurers or their respective consultants and advisers, provided that the recipient agrees to keep such information confidential on terms no less onerous than those set out in Clause 11.4(a) above; or

(vii) which is required to be disclosed to any relevant taxing authority, accountant or auditor.

11.5 Communications. No Party shall issue a press release or public statement regarding the existence of this Contract or the terms thereof without consent of the other Party. Prior to any release or communications to any third party, a Party shall submit a draft press release or other such correspondence to the other Party for its review and approval. Except pursuant to the Securities and Exchange Commission (the “SEC”) disclosure requirements, all such communications shall be approved in writing by the other Party. Both Parties acknowledge that the SEC does not, in any event, require the issuance of press releases. The Parties shall cooperatively manage all communications to third parties regarding this Contract. A Party may make any public announcements, public written communications and/or press releases to third parties regarding the general scope or general nature of the type of work as provided for in this Contract, and may use the test data information for promotional purposes provided that, in each case, such public announcements, public written communications and/or press releases and promotional materials (i) do not name or identify the other Party (or any Affiliate either directly or indirectly), and (ii) include only information that is currently available in the public domain through filings with governmental agencies or otherwise.

11.6 Applicable Law. This Contract shall governed by, and construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the law of the State of New York excluding choice of law rules which may direct the application of laws of another jurisdiction.

11.7 Entire Contract/Modification. This Contract shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Contract shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

11.8 Bankruptcy. This Contract, at the option of a Party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other Party.

11.9 Status of the Parties. Nothing in this Contract shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other Party. In performing services pursuant to this Contract, a Party is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Contract, neither Constellation nor Seller is authorized to take any action in any way whatsoever for or on behalf of the other.

11.10 Headings. The headings or captions are for convenient reference only and have no force or effect or legal meaning in the construction or enforcement of this Contract.

11.11 Counterparts. This Contract may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day and year first above written.

CONSTELLATION ENERGY COMMODITIES GROUP, INC.		IMPERIUM SERVICES LLC

By		By
Its		Its

By	/s/ Stuart Rubenstein	By	/s/ Martin Tobias
Its	Chief Operating Officer	Its	CEO